Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2010, relating to the consolidated financial statements and financial statement schedule of Valmont Industries, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective December 28, 2008) and our report dated February 23, 2010 relating to the effectiveness of Valmont Industries, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Valmont Industries, Inc. for the fiscal year ended December 26, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

April 6, 2010